Exhibit 99.1

NEWS RELEASE

United Refining Energy Schedules December 10, 2009

for Special Meeting of Warrantholders and Stockholders

NEW YORK, November 30, 2009 - United Refining Energy Corp. (“URX”), a publicly held special purpose acquisition company (NYSE Amex: URX; Units: URX.U; Warrants: URX.WT), announced that the Special Meeting of Warrantholders and the Special Meeting of Stockholders will be held on December 10, 2009, at 10:00 a.m. and 10:30 a.m. Eastern Time, respectively, at the offices of Ellenoff Grossman & Schole LLP, United’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017. The full meeting agendas are detailed in the definitive proxy statement/prospectus mailed to all stockholders and warrantholders of record as of the close of business on November 20, 2009.

On October 9, 2009, Chaparral Energy, Inc., and United Refining Energy Corp., entered into an Agreement and Plan of Reorganization, which was amended on November 23, 2009, through which both companies will merge. Following shareholder approval of the proposal transaction, the combined company will be named Chaparral Energy, Inc. and will continue to trade on the NYSE Amex until approval of a planned application to transfer listing to the NYSE, where the symbols “CPR” and “CPR.WS” have been reserved. The proposed transaction is valued at approximately $1.7 billion.

Additional information regarding URX, its proposed merger with Chaparral and the related transactions is available in the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on November 30, 2009, a copy of which, together with other reports filed by the Company, may be obtained without charge, at the SEC’s website at http://www.sec.gov.

Not a Proxy Statement/Prospectus

This press release is not a proxy statement/prospectus or a solicitation of proxies from the holders of URX’s securities. Any solicitation of proxies will be made only pursuant to the proxy statement/prospectus mailed to all URX stockholders and warrant holders who hold such securities as of the record date. Interested investors and security holders are urged to read the proxy statement/prospectus because it contains important information about URX, Chaparral and the proposals to be presented at the Special Meeting of Stockholders and the Special Meeting of Warrantholders, as the case may be.

About United Refining Energy Corp.

URX is a special purpose acquisition company formed in 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets in the energy industry. The Company’s initial public offering (“IPO”) of units was consummated on December 11, 2007, raising net proceeds of approximately $464 million (which includes the proceeds of a private placement of 15,600,000 warrants for $15.6 million to its sponsor), of which approximately $449 million was placed in a trust account immediately following the IPO. Each unit is composed of one share of Company common stock and one warrant with an exercise price of $7.00. As of November 20, 2009, URX held approximately $451.4 million (or approximately $10.03 per share) in a trust account maintained by an independent trustee, which will be released upon the consummation of the proposed transaction. For more information on URX, please refer to SEC filings or visit www.urxny.com.

About Chaparral Energy, Inc.

Chaparral is an independent oil and natural gas exploitation and production company headquartered in Oklahoma City, Oklahoma. Since its inception in 1988, Chaparral has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include additional areas of Gulf Coast, Ark-La-Tex, North Texas and the Rocky Mountains. For more information on Chaparral please visit www.chaparralenergy.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding URX, Chaparral and the combined entity’s business after completion of the proposed transactions. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of the management of URX and Chaparral, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Certain factors, which are set forth in URX’s proxy statement/prospectus mailed on November 30, 2009, could cause actual results to differ from those set forth in the forward-looking Statements. The information set forth herein should be read in light of such risks. Neither URX nor Chaparral assumes any obligation to update the information contained in this release.

Additional Information and Where to Find It

This press release is being made pursuant to and in compliance with Rules 145, 165 and 425 of the Securities Act of 1933, as amended, and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. URX, Chaparral and their respective directors and officers may be deemed to be participants in the solicitation of proxies for the special meetings of URX’s stockholders and warrantholders to be held to approve the proposed transactions described herein. The underwriters of URX’s initial public offering may provide assistance to URX, Chaparral and their respective directors and executive officers, and may be deemed to be participants in the solicitation of proxies. A substantial portion of the underwriters’ fees relating to URX’s initial public offering were deferred pending stockholder approval of URX’s initial business combination, and stockholders are advised that the underwriters have a financial interest in the successful outcome of the proxy solicitation. URX’s stockholders and warrantholders are advised to read, when available, the proxy statement/prospectus filed with the SEC on November 30, 2009, as well as other documents filed with the SEC in connection with the solicitation of proxies for the special meetings because these documents contain important information. URX’s stockholders and warrantholders will be able to obtain a copy of the proxy statement/prospectus, without charge, by directing a request to: United Refining Energy Corp., 823 Eleventh Avenue, New York, NY 10019, or obtain a copy, without charge, at the SEC’s website at http://www.sec.gov.

Contacts:

United Refining Energy Corp.	Chaparral Energy, Inc.

Investor inquiries:	Investor inquiries:
Matthew Abenante	Joe Evans, CFO
Capital Link, Inc.	405-478-8770
212-661-7566	joe.evans@chaparralenergy.com
URX@CapitalLink.com

Website: www.urxny.com	Media inquiries:
Lisa Elliott
Media inquiries:	DRG&E
Gerald McKelvey	713-529-6600
Rubenstein Associates, Inc.	lelliott@drg-e.com
212-843-8013 gmckelvey@rubenstein.com

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